Frontier Oil Corporation
Ratio of Earnings to Fixed Charges                              Exhibit 12.1

                                                    2000      1999      1998
                                                  -------   -------   -------
Income (loss) from continuing operations .....     39,281   (15,196)   18,968
Add:
  Interest ...................................     34,738    11,481     8,320
  Less: Interest capitalized .................       --        --         101
                                                  -------   -------   -------
Earnings as defined ..........................     74,019    (3,715)   27,187

Interest expense (Net) .......................     31,374     9,947     6,732
Interest income ..............................      3,364     1,534     1,487
Interest capitalized .........................       --        --         101
                                                  -------   -------   -------
  Fixed charges as defined ...................     34,738    11,481     8,320
Ratio of earnings to fixed charges ...........        2.1        NM       3.3
Amount of  deficiency ........................        N/A    15,196       N/A